Exhibit 99.1

athenahealth Appoints New General Counsel

WATERTOWN, Mass.--(BUSINESS WIRE)--athenahealth, Inc. (Nasdaq: ATHN), today announced Christopher E. Nolin, will be resigning from his current roles as Senior Vice President, General Counsel and Secretary of athenahealth, effective June 30, 2008 in order to spend more time with his family. Mr. Nolin has served as General Counsel and Secretary since 2001, and he will be continuing employment at athenahealth in a non-executive capacity in athenahealth’s People and Process department. Daniel H. Orenstein, the Company’s current Deputy General Counsel, will assume the role of General Counsel and Secretary.

In his role as Deputy General Counsel, Mr. Orenstein has had responsibility for wide range of athenahealth’s legal and regulatory matters, as well as managing the Company’s contract negotiations and serving as the chair of its intellectual property committee. Prior to joining athenahealth, Mr. Orenstein practiced corporate and health care law with law firms in Boston and Washington, D.C., and he has written and presented on a number of topics involving health care law and technology. Mr. Orenstein received his bachelor’s degree from Columbia University and his law degree from the Georgetown University Law Center. He is an active member of the American Health Lawyers Association where he is a co-leader of a group focusing on legal issues in emerging uses of health information. He is also a member of the American and Boston Bar Associations and the Association of Corporate Counsel.

In his new position as General Counsel and Secretary, Mr. Orenstein will report to Carl Byers, Chief Financial Officer of athenahealth.

About athenahealth

athenahealth is a leading provider of internet-based business services for physician practices. The Company’s service offerings are based on proprietary web-native practice management and electronic medical record (EMR) software, a continuously updated payer knowledge-base and integrated back-office service operations. For more information visit www.athenahealth.com or call (888) 652-8200.

CONTACT:
athenahealth, Inc.
John Hallock (Media), 617-402-1428
Director, Corporate Communications
media@athenahealth.com
or
Carl Byers (Investors), 617-402-1113
Chief Financial Officer
investorrelations@athenahealth.com